EXHIBIT 10.45

SETTLEMENT AGREEMENT AND MUTUAL RELEASE

This Settlement Agreement and General Release (hereinafter “Agreement”) is made this ___ day of May 2009 between the Farmatek IC VE DIS TIC, LTD. STI (“Farmatek”) and Oskiyan Hamdemir, on the one hand, and Baywood International, Inc. (“Baywood”) and Nutritional Specialties, Inc. (“NSI”), on the other hand.

RECITALS

A.

 On or about April 3, 2006, NSI and Farmatek executed an Exclusive Distribution Contract under which Farmatek agreed to serve as the exclusive distributor of NSI’s products in the territory of Turkey.

B.

By letter dated August 13, 2007, NSI gave Farmatek thirty days written notice of its decision to cancel the Exclusive Distribution Contract.

C.

On or about December 28, 2007 filed an action for breach of contract, breach of the implied covenant of good faith and fair dealing, unjust enrichment, and unfair business practices in Orange County Superior Court entitled, Farmatek IC VE DIS TIC, LTD. STI. V. Nutritional Specialties, Inc. dba Lifetime, Baywood International, Inc., and Does 1 through 25, inclusive, Case No. 00100814 (the “Action”).

D.

In or about October, 2007, Farmatek’s president, Oskiyan Hamdemir, applied for and obtained trademarks for the names of some of the private label products NSI produced exclusively for Farmatek, including products that Farmatek distributed and sold in Turkey under the parties’ Exclusive Distribution Contract.

E.

On or about October 15, 2008, Farmatek sent a warning letter to NSI, demanding that NSI cease selling and marketing the following products which Farmatek claimed it possessed registered trademarks: Alphadell, Alphamax, Argimax, Carvital, CLA Max, Genesis, Glucosol, HareCare, JSF, Multifem, MultiMen, Promax, Regulx, and Water X (collectively, “the Trademark Names”).

F.

The parties wish to resolve all possible disputes between them relating to the Action and the Trademark Names, whether known or unknown, and to provide for a general release of all such claims except as otherwise provided herein.

TERMS OF AGREEMENT

In consideration of the mutual covenants and promise herein contained, and for good and valuable consideration, the receipt and sufficiency of which are herby acknowledged, it is agreed:

1.

Payment.  For the execution of this Agreement by the Parties, Baywood and NSI shall pay to Farmatek the total sum of $250,000.  This amount shall be paid in 12 months pursuant to the following schedule:

a.

payment of $50,000 within 10 days of the execution of this Agreement;

b.

payment of $75,000 by September 15, 2009;

c.

payment of $75,000 by December 15, 2009; and

d.

a final payment of $50,000 by March 15, 2010.

As an incentive to provide early payment, Baywood and NSI’s total obligation under this paragraph will be reduced by Ten Thousand Dollars ($10,000) if Baywood and NSI make all the required payments by September 30, 2009.  All payments are to be made by international electronic wire transfer payable to Farmatek and sent to:

Bank: Turkiye Is Bankasi

Branch #: 1228

Account #: 52176

IBAN: TR62 0006 4000 0021 2280 0521 76

SWIFT: ISBKTRIS

2.

Impact of Nonpayment.  Except as provided in Paragraph 3, should Baywood and NSI fail to pay the amounts set forth in Paragraph 1 of this Agreement, and if not paid in full within fifteen (15) business days of a written demand by Farmatek, Farmatek may, in addition to its other remedies, upon written notice to Baywood and NSI, file the Stipulated Judgment attached as Exhibit A.

3.

Marketing and Sale of Products under the Trademarked Names.  Baywood and NSI represent and warrant it no longer manufactures products under the Trademarked Names for distribution in Turkey and agree that they will not do so in the future, except as otherwise provided in this Agreement.  Farmatek and Mr. Hamdemir acknowledge and agree that Baywood, NSI, and its current Turkish distributor may advertise, market, distribute, and sell in Turkey any products under the Trademarked Names that Baywood, NSI, or their Turkish distributor currently have in inventory or which are currently held by an Turkish pharmacy but only until August 30, 2009.

After August 30, 2009, Baywood, NSI and its current Turkish distributor will and shall stop any, every and all advertising, marketing, distribution and sale in Turkey of all products under the Trademarked Names.  This Agreement applies solely to the Trademarked Names and no other names.

Except in the event that Baywood, NSI, its/their Related Persons, or their Turkish distributor breaches the terms of this agreement with respect to payments or the Trademarked Names, Farmatek, Mr. Hamdemir, and any Related Persons agree that they will not take action against Baywood, NSI, their Turkish distributor to enforce any rights Farmatek or Mr. Hamdemir possesses with respect to the Trademarked Names and will not initiate, threaten to initiate or cause to be initiated either civil or criminal proceedings against Baywood, NSI or their Turkish distributor in connection with their past or permitted future manufacture, marketing, advertising, distribution, or sale of products under the Trademarked Names.

Except in the event that Baywood, NSI its/their Related Persons, or their Turkish distributor breaches the terms of this agreement with respect to payments or the Trademarked Names, Farmatek, Mr. Hamdemir, and any Related Persons agree that they will not initiate, threaten to initiate or cause to be initiated any action against any Turkish pharmacy or entity possessing, advertising, offering for sale and/or selling any products under the Trademarked Names.  In the event that Farmatek or Mr. Hamdemir violates the terms of this Paragraph, Baywood and/or NSI will have no obligation to make any further payments to Faramatek under Paragraph 1 of this Agreement and may seek damages against Faramtek and/or Mr. Hamdemir arising out of any violation of this paragraph.

If any Trademarked Names become invalidated, expires, non-renewed or otherwise loses trademark protection in Turkey such that third-parties become free to use the Trademarked Name then Baywood, NSI and their Related Parties shall be likewise free to use the Trademarked Names, without penalty or restriction.  Baywood, NSI and their Related Parties, however warrant and agree that they or their Turkish distributor will not initiate, participate, threaten to initiate or cause to be initiated any action, petition or proceeding, of any nature, in Turkey to invalidate or otherwise challenge Mr. Hamdemir’s ownership of the Trademarked Names.

4.

Dismissal of Action with Prejudice.  Within 7 days of execution of this Agreement, Farmatek will file with the Orange County Superior Court a Request for Dismissal with prejudice of its Complaint.  The Parties agree that each side will bear its own costs and attorneys’ fees in connection with this action.

5.

Retention of Jurisdiction.  The court will retain jurisdiction over the parties to enforce the terms of the settlement until performance in full by the Parties pursuant to CCP Section 664.6.  Should either Party fail to abide by or perform the terms of this Agreement, the aggrieved party may move the Court for an order enforcing the terms of this Agreement and compelling acceptance of the Agreement.

6.

No Admissions.  This Agreement is entered into for the purpose of compromising disputed claims and avoiding the expense, inconvenience, and uncertainty of litigation.  Nothing contained in this Agreement, nor any consideration given pursuant to it, shall constitute or be deemed an admission of any act, omission, liability, or damages of any Party.

7.

Definition of “Related Persons.”  As used in this Agreement, a Party’s “Related Persons” are, and the term is defined to mean, its past and present affiliates, parents, subsidiaries, divisions, predecessors, successors, assigns and any entity in which the Party has a controlling interest, and its or their current or former partners, principals, officers, directors, shareholders, owners, members, agents, employees, trustees, attorneys, representatives, insurers, heirs, and assigns, any other current or former persons who managed or directed its or any of their respective affairs or acted on its or any of their respective behalves, and all predecessors, successors and assigns of it or any of them.

8.

Farmatek Releases.  Faramtek, on behalf of itself and its successors and assigns, do hereby absolutely and forever release and discharge Baywood, NSI, and each of their Related Persons from any and all actions, causes of action, demands, damages, debts, obligations, liabilities, accounts, costs, expenses, liens or claims of whatever character, whether known or unknown, suspected or unsuspected, in any way related to, connected with, or arising out of the claims or facts and circumstances which were or could have been the subject of the Action or which relate, in any way, to the Trademark Names, the prosecution thereof and any attorneys’ fees and costs incurred in connection with the Action.  The releases in this paragraph do not apply to the obligations created under this Agreement.

9.

Mr. Hamdemir Releases.  Mr. Hamdemir, on behalf of himself and his successors and assigns, do hereby absolutely and forever release and discharge Baywood and NSI, and each of their Related Persons from any and all actions, causes of action, demands, damages, debts, obligations, liabilities, accounts, costs, expenses, liens or claims of whatever character, whether known or unknown, suspected or unsuspected, in any way related to, connected with, or arising out of the claims or facts and circumstances which were or could have been the subject of the Action or which relate, in any way, to the Trademark Names, the prosecution thereof and any attorneys’ fees and costs incurred in connection with the Action.  The releases in this paragraph do not apply to the obligations created under this Agreement.

10.

Baywood and NSI Releases.  Baywood and NSI, on behalf of themselves and their successors and assigns, do hereby absolutely and forever release and discharge Farmatek, Mr. Hamdemir, and each of its Related Persons from any and all actions, causes of action, demands, damages, debts, obligations, liabilities, accounts, costs, expenses, liens or claims of whatever character, whether known or unknown, suspected or unsuspected, in any way related to, connected with, or arising out of the claims or facts and circumstances which were or could have been the subject of the Action or which relate, in any way, to the Trademark Names, the prosecution thereof and any attorneys’ fees and costs incurred in connection with the Action.  The releases in this paragraph do not apply to the obligations created under this Agreement.

11.

Waiver of Rights under Section 1542.  The Parties understand and agree that this Agreement extends to all claims of any nature and kind, known or unknown, suspected or unsuspected, and in that regard, acknowledge that they are familiar with Section 1542 of the Civil Code of the State of California which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOWN OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

The Parties expressly waive and relinquish every right or benefit which they may have under Section 1542 of the Civil Code of the State of California.

12.

Consultation with Counsel.  Each Party represents and warrants that, in negotiating and entering into this Agreement, it has consulted with and relied upon legal counsel of its own selection.

13.

No Representations.  Each Party acknowledges that, except as expressly set forth herein, no representations, promises, or inducements of any kind or character have been made to them by the other Party or by any Party’s agents, representatives or attorneys to induce the execution of this Agreement.

14.

Interpretation of the Agreement.  The Parties agree that any rule pertaining to the construction of contracts to the effect that ambiguities are to be resolved against the drafting party shall not apply to the interpretation of this Agreement.  The language in all parts of this Agreement shall be interpreted according to its fair meaning and, specifically, shall not be interpreted strictly for or against any of the Parties to this Agreement.

15.

Disputes.  In any litigation between the Parties to declare the rights granted in the Agreement or to enforce the provisions of the Agreement, the Party prevailing in the litigation, whether at trial, arbitration or an appeal, shall be awarded its costs and expenses (including experts) of suit, including, without limitation, a reasonable sum for attorneys’ fees and expert witness’ fees incurred in such litigation.  The term “prevailing party” as used in this paragraph shall not be limited to a prevailing plaintiff Party, but shall also include, without limitation, any Party who is made a defendant in litigation in which damages or other relief or both may be sought against such Party and a final judgment or dismissal or decree is entered in such litigation in favor of such Party defendant.  Attorneys’ fees and expert witness’ fees incurred in enforcing any judgment or order rendered in connection with the interpretation or enforcement of this Agreement (“Judgment”) are recoverable by the Party in whose favor such Judgment or award is rendered, as a separate item of damages.  The provisions of this paragraph are severable from the other provisions of this Agreement and shall survive any such Judgment or award, and the provisions of this paragraph shall not be deemed merged into any such Judgment or award.

16.

Entire Agreement.  This Agreement contains the entire understanding between the Parties concerning the settlement of this dispute.  Any and all prior negotiations that are not contained in this Agreement are superseded and of no force or effect.

17.

Modifications.  This Agreement may not be orally superseded, modified, or amended.  No waiver, modification, or amendment shall be valid unless signed by all Parties.

18.

Applicable Law and Forum Selection.  This Agreement shall be interpreted in accordance with the law of the State of California. Any legal action brought by a Party to interpret, enforce, or recover damages for the breach of any term of this Agreement must be filed in the Superior Court of the County of Orange.

19.

Execution in Counterparts.  This Agreement shall become effective on its execution by or on behalf of all Parties.  It may be executed in two or more counterparts each of which shall be deemed to be an original and all counterparts shall together constitute the Agreement.

The Parties hereto have caused this Agreement to be executed on the date shown below by their respective duly authorized representatives.

DATED: 6/12/09	DEFENDANT BAYWOOD
INTERNATIONAL, INC.

	By:	/s/ Neil Reithinger
Neil Reithinger
Chief Financial Officer

DATED: 6/12/09	DEFENDANT NUTRITIONAL
SPECIALTIES, INC.

	By:	/s/ Thomas Pinkowski
Thomas Pinkowski
President

DATED: 6/08/09	PLAINTIFF FARMATEK IC VE DIS TIC,
LTD. STI. AND OSKIYAN HAMDEMIR

	By:	/s/ Oskiyan Hamdemir
Oskiyan Hamdemir
President

APPROVED AS TO FORM:

DATED: June 12, 2009	GORDEE, NOWICKI & ARNOLD LLP

	By:	/s/ Bryan B. Arnold
Bryan B. Arnold
Attorneys for Defendants BAYWOOD
INTERNATIONAL, INC. AND
NUTRITIONAL SPECIALTIES, INC.

DATED: 6/08/09	NIZAMIAN & NIZAMIAN LLP

	By:	/s/ Raffi Nizamian
Raffi Nizamian
Attorneys for Plaintiff FARMATEK
IC VE DIS TIC, LTD. STI.